Filed pursuant to 424(b)(3)

Registration Statement No. 333- 277190

PROSPECTUS SUPPLEMENT NO. 1

(To Prospectus dated April 3, 2024)

Microbot Medical Inc.

1,005,965 Shares of Common Stock

This prospectus supplement (this “Prospectus Supplement”) is being filed to update and supplement our prospectus dated April 3, 2024 (the “Prospectus”), relating to the resale of up to 1,005,965 shares of our common stock, $0.01 par value per share, representing shares held by the selling stockholders named in the Prospectus, including their transferees, pledgees, donees or successors.

Specifically, this Prospectus Supplement is being filed to update and supplement the information included in the Prospectus with certain information contained in our Current Report on Form 8-K, which was filed with the U.S. Securities and Exchange Commission on April 15, 2024. Accordingly, we have included such information in this Prospectus Supplement below. Any statement contained in the Prospectus shall be deemed to be modified or superseded to the extent that information in this Prospectus Supplement modifies or supersedes such statement.

Capitalized terms used but not defined herein have the meanings ascribed to them in the Prospectus.

This Prospectus Supplement is not complete without, and may not be utilized except in connection with, the Prospectus, including any supplements and amendments thereto.

We may further amend or supplement the Prospectus and this Prospectus Supplement from time to time by filing amendments or supplements as required. You should read the entire Prospectus, this Prospectus Supplement and any amendments or supplements carefully before you make your investment decision.

Our common stock is listed on The Nasdaq Capital Market under the symbol “MBOT”. On April 15, 2024, the closing price of our common stock was $1.03.

Investing in our common stock involves significant risks. You should read the section entitled “Risk Factors” beginning on page 11 of the Prospectus for a discussion of certain risk factors that you should consider before investing in our common stock.

Neither the Securities and Exchange Commission nor any state securities commission or other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is April 15, 2024

On April 15, 2024, the Company issued a press release announcing that its activities in Israel, USA and other parts of the globe continue without interruption and it believes that currently planned timelines and milestones will be met.

From a regulatory perspective, the Company has been working with the FDA on its recent IDE submission and believes that those efforts will result in commencing its pivotal study in humans as planned. In addition, as part of its efforts to gain regulatory approval in Europe, the Company successfully completed an internal audit in preparation for ISO 13485 certification audits, which are expected this year, to ensure the Company continues to meet its timeline toward CE approval.

From an operational perspective, the Company has established sufficient inventory of the LIBERTY® Endovascular Robotic Surgical System to support its pivotal study and other ongoing activities.

In addition to focusing on gaining regulatory approval for the current LIBERTY® Endovascular Robotic Surgical System in both the USA and Europe, the Company already executed an initial phase partnership with one clinical partner and is in advanced discussions with additional clinical partners to develop the future potential capabilities of the LIBERTY® Endovascular Robotic Surgical System, such as remote operations, imaging integration and AI capabilities.

With its pre-commercial activities, the Company is already in discussions with multiple strategic partners, both in the USA and globally, to allow the Company to evaluate the most efficient commercialization channels once the product would be approved for sale in the USA and globally.